Exhibit 99.2

VIAVID
communications simplified.

Park City Group, Inc.

Second Quarter 2016 Earnings Call

February 8, 2016

C O R P O R A T E   P A R T I C I P A N T S

Dave Mossberg, Investor Relations Representative

Randy Fields, Chairman and Chief Executive Officer

Todd Mitchell, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Walter Schenker, MAZ Partners

Steve Bell, Private Investor

P R E S E N T A T I O N

Operator:

Good day and welcome to the Park City Group Second Quarter 2016 Earnings Call.  Today's conference is being recorded.

At this time, I would like to turn the conference over to Dave Mossberg, Investor Relations Representative.  Please go ahead, sir.

Dave Mossberg:

Thank you, Shannon.  Before we begin, we will be referring to today's earnings release, which can be downloaded from the Investor Relations page of the Company's website at parkcitygroup.com.

I'd like to also let everyone know that this conference call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are based upon the current belief and expectations of Park City Group's Management, and are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements.  Such risks are more fully discussed in the Company's filings with the Securities and Exchange Commission.  The information set forth herein should be considered in light of such risks.  Park City Group does not assume any obligation to update the information contained in this conference call.

Also, throughout today's conference call, we may be referring to both GAAP and non-GAAP financial results, including the terms free cash flow, EBITDA, Adjusted EBITDA, net debt, net income, loss, and earnings per share, which are non-GAAP terms.  We believe the non-GAAP terms are a useful financial measure for our Company primarily because of the significant non-cash charges on our operating statement.  There is a reconciliation of non-GAAP results in the earnings release and on the Investor Relations section of our website.

Our speakers today will be Randy Fields, Park City Group's Chairman and CEO; and Todd Mitchell, Park City Group's CFO.  Todd?

Todd Mitchell:

Thank you, Dave.  Good afternoon, everybody.  It was a great quarter for us financially from both the top line and a bottom line perspective.  Before I get started, I want to highlight that my comments on the financials will be focused on our pro forma results; that is as if we had owned ReposiTrak in the comparable period a year ago.  This is because we believe this gives a more accurate view of the underlying performance of our Company.

Revenue.  Total revenue grew 21% on a pro forma basis to $3.5 million from $2.9 million in the fiscal second quarter of last year.  This was better than we expected and driven by strength in both our businesses, with our core supply chain business generating double digit growth and ReposiTrak continuing to scale rapidly.  On a reported basis, total revenue was also up 2% in total to $3.54 million versus $3.48 million a year ago.  Going forward, we remain confident in our outlook for the year.  ReposiTrak's momentum is building and we are comfortable with our target of 8,500 connections by fiscal year end.  The scaling of ReposiTrak will continue to accelerate our overall growth rate, and this strong momentum is giving us room to more rapidly consolidate the two businesses.  Randy's going to talk a little bit more about this later.

Expenses.  As we highlighted in our press release, I'm proud to say that we achieved a significant milestone during the quarter in transitioning to GAAP profitability.  This was due to a combination of strong revenue growth and strong cost containment, as well as the beginning of a shift in our business model to what we believe will be a structurally higher level of profitability.

Total expenses declined 23% on a pro forma basis to under $3.3 million from $4.2 million a year ago, with reductions in every category as we leveraged investments that we made last year.  Cost of service declined 26% on a pro forma basis to $1 million from $1.4 million a year ago.  This was due primarily to personnel changes and cost savings from the consolidation of ReposiTrak.  Going forward, we expect cost of service to increase at a modest pace in relation to revenue growth, and to continue to fall as a percentage of total revenues.

Sales and marketing declined 16% on a pro forma basis to $1.4 million from $1.7 million a year ago.  This decrease was primarily due to the lower marketing expense associated with the core supply chain business, and a relatively flat marketing expense associated with ReposiTrak.  Going forward, we expect sales and marketing expense to fall as a percentage of revenue as we transition our supply chain business model to lower touch application sales and away from our current higher touch solution sales.

General and administrative expenses fell 28% on a pro forma basis to $732,000 from just over a million a year ago.  This decline was due to substantial savings which we achieved in the category from consolidating ReposiTrak, as well as the positive impact of the specific initiatives we highlighted last quarter, and ongoing effects just to run our business more efficiently.  Going forward, we expect to see positive impacts of lower expenses all year.

Lastly, D&A fell 32% on both a pro forma and a reported basis to roughly $127,000 from $187,000 a year ago.  This was due to the write-down of intangibles at the end of fiscal 2015, offset to a lesser degree by an increase in amortization due to the acquisition of ReposiTrak.  Going forward, we do not expect any material change in our D&A.

Profitability.  As a result of higher revenues and lower expenses, operating income was $277,000 in the quarter versus a loss of $1.3 million a year ago on a pro forma basis while GAAP net income was $281,000 versus a loss of $1.3 million a year ago on a pro forma basis.  Our transition to positive GAAP net income was accomplished due to the aforementioned 21% increase in total revenues and 23% decrease in total operating expenses on a pro forma basis.

I cannot emphasize enough how important being GAAP profitable is to us.  When a retailer, a wholesaler or a supplier hub decides to utilize ReposiTrak as their food safety solution, they are making a long-term commitment to us, so showing GAAP profitability and having a strong balance sheet is our top priority this year as we ramp our pipeline of these hubs.  Going forward, we expect to remain profitable.  Operating expenses may increase slightly but should fall relative to the increases in revenue, and we are confident you will see both operating profits and net income begin to scale.

Cash flow and liquidity.  We ended the quarter with $11.3 million in cash and marketable securities.  This was basically flat with the end of fiscal 2015, up modestly from fiscal first quarterly (phon), and up nearly fourfold from $2.2 million a year ago.  Going forward, as revenue and cash collection for ReposiTrak grow, we expect cash to continue to grow.

That concludes my review of the financials for the fiscal second quarter.  I will now turn the call over to Randy.

Randy Fields:

Thank you, Todd.  Okay, hard to say anything other than, wow, great quarter.  We certainly feel terrific about it, and clearly we're headed for a great year.  What I want to talk about really are five, let's consider them key takeaways, for the current quarter.

First, obviously the 21% growth rate in pro forma revenue.  Everything we were doing was strong in both of the business sectors.  I'm going to come back to that, though, in a minute.

Secondly, ReposiTrak growth is continuing to accelerate just as we would want it to.  We ended the quarter with something in excess of 5,000 connections, and we're comfortable that our goal that we set toward the end of last fiscal year of 8,500 connections at the end of fiscal '16 is certainly going to be achieved.

Most importantly, the third takeaway, as Todd pointed to, is the change that we've now seen in terms of profitability.  It's important that we be GAAP profitable.  We're getting exposure to larger and larger companies, more and more potential hubs, meaning retailers and wholesalers.  They want us to be here for the long run, and therefore being GAAP profitable matters more than having to explain non-GAAP, etc., to people who may just give us a glance and make a decision as to whether or not they should do business with us.  So the transition has been important and we've accomplished it, and now going forward quarter-to-quarter we're excited that we can present a beautiful set of financials to our prospective customers.

Fourth, and Todd also alluded to this—it makes me wonder why you need my commentary after Todd said it all—but the reality here is that we are rapidly integrating these two businesses.  Certainly our customers interestingly are driving that, and they're seeing the benefit of bringing both our supply chain capabilities and our compliance management track and trace capabilities together in a common platform.  So there's a lot of work going on.  What it means for us as Shareholders is critically important again in the long run; one, it will lower our total cost structure as a percentage of sales.  It will certainly accelerate the adoption of more and more of our applications across the business, meaning supply chain customers adopting the compliance management and compliance management customers adopting supply chain, and by definition therefore it's going to increase the market opportunity that we can address.

Okay, now a little bit about the food safety part of our business, and increasingly, by the way, on these calls as these two businesses converge, our convention has been to speak first of one and then the other, and increasingly you're going to see us talking about one unified business because that's what's happening, and far more quickly than we would've guessed a year ago.

So first, as I say, let's address what's going on in food safety.  For those of you who do not read newspapers, you may—I'll bring you to the party quickly.  But the Food Safety Modernization Act has now been finalized for the most part.  Regs have been published.  People are reading them; beginning to take action.  That certainly is very important.  I'm not going to go into a lot of detail, but if you Google Food Safety Modernization Act you'll get 62 trillion hits, and you will find out that the world is a very different place today from a regulatory perspective.  But do your homework on this because it's terribly interesting.

Also, having said that there's a slight change in the regulatory environment, over the past couple of months you may have noticed that food safety kinds of issues have popped up in a headline or two.  I won't name the companies that have seen problems, and some of them are seeing repeated problems, but it's fair to say that the increasing consumer concerns over safety around food borne kinds of problems has certainly caused people to focus.  The reality there is that even if you think organic, even if you think local, even if you think of global warming, at the end of the day you want food to be safe, and there's an increasing outcry from Congress and others to make sure that the supply chain that we utilize to create safe food is more properly supervised.

Now with all of that, there's been an increased threat of litigation.  As you know, when there is a problem the lawyers are not too far behind, and you're already seeing now increased levels of litigation around some of these food safety kinds of issues.  It's fair to say you've seen the Department of Justice now open criminal investigations to—with a fair number of well known food companies.  In fact, here's an interesting little anecdote.  We understand from a friend of the firm that was recently at an FDA briefing that they no longer referred to FDA inspectors; they actually now refer to them as investigators.  That's a true statement.  So the government is becoming much more of an inquisitor with regard to food safety.  It's taking it to the criminal lane of how to prosecute, and I suspect in the long run that will cause people to be even more focused on these issues.  It's—I think if you were to summarize all of this, the world is certainly shaping up nicely for what we do in ReposiTrak.

Another way of looking at it, the headlines are scaring consumers, consumers are scaring the executives of food businesses, and all of that is producing more inbound interest in what we're doing.  So our time is now, execution has never been more important, and we've got a little bit of a wind at our backs.

Now, there's another trend which is a secular trend in the society which is one that we should all be focused on as well, and it's as if risk management and compliance were not difficult enough, we're now seeing this more secular trend of consumers wanting food that's sourced locally and is presumably therefore less energy, whatever, and safer, and so on and so forth.  But this trend toward localization is increasing the number of small suppliers in the food distribution system, and that increase in smaller suppliers is simultaneously doing two things.  It increases our addressable market at the same time it's increasing very substantially the risk for consumers and purveyors of those locally grown, locally sourced products.  So the reality is that this secular trend is working, if you will, against the interests of consumers who want food first and foremost to be safe.

As Todd mentioned, we're seeing the business accelerate significantly.  We're very confident that by the end of the year, as we had said as a goal, that we would have the 8,500 connections for fiscal '16.

We also now—remember we speak in terms of hubs, spokes and connections.  At this point last year, we had 10 hubs.  We now have 20 hubs.  A hub to us is a retailer or wholesaler or a supplier or manufacturer, if you will, who's mandated that their supply chain utilize ReposiTrak for their compliance and/or track and trace work.  We're well ahead of our plan in terms of adding new hubs for the year, and it's safe to say that we now have a pipeline of new hubs that is very, very substantially larger than it was a year ago.  So as long as we continue to demonstrate our efficacy, meaning so long as we're able to bring a new hub on, show that hub where they are in terms of compliance, and then go to work to improve the compliance of their supply chain, that's what we call efficacy.  So long as we continue to do that, we continue to believe that we will do very well.  Historically what we've seen is that when a hub comes on to our system they're typically 75%—let me repeat the number, 75% non-compliant in terms of the basics of compliance that they would like to see in terms of their supply chain.  Typically in six months or less, we're able to reduce the non-compliance rate from 75% down to below 25%.  It is extraordinarily important to our long run success that we continue to do that.

Other developments during the quarter that hopefully you'll find of interest, we recently announced a partnership in insurance with one of the largest insurance brokerage firms in the US whose speciality it turns out is in the food supply chain and food processing.  They're the seventh biggest privately owned insurance brokerage firm.  We think they'll be a great partner not just because of their ability and expertise in the food industry in particular, but very importantly, they can work with any underwriter, which means we can make it more competitive for our customers.  As you know, the objective of finding an insurance partner was to produce a reward for our good citizens, if you will.  In other words, if a supplier is compliant, does a good job around safety, etc., and liability and risk, we think it's perfectly reasonable that they ought to be able to get overall lower insurance rates.  We've now found a partner that's willing to go-to-market with us and make that a reality.  So we're very excited about what working with our partner could produce, and it makes the value proposition that we bring to the marketplace even more attractive, specifically that we can both increase the ability of a supplier to address the concerns of his customers, meaning reduce his risk, and simultaneously reduce his cost.  We absolutely believe that the reductions that good citizens, if you will, will be able to see from being a good citizen and their insurance costs will substantially exceed the cost of ReposiTrak.  In fact, it's quite possible in the long run, not the short run, but in the long run some insurance underwriters might even want to work more closely with us.

We're also making some additional commitments to food safety in ReposiTrak, some new capabilities.  First and foremost, be aware of this that we're on track to launch the ReposiTrak Marketplace before the end of this fiscal year in June.  What that's going to do we think is that sort of, if you will, a bell and a whistle of attraction for both our hubs and our spokes.  As we have indicated, the number of good citizens, if you will, the number of suppliers who are highly compliant is not a large number.  Therefore, if you were the wholesaler or a retailer you very reasonably might want to find suppliers who are more compliant, better citizens than some of the suppliers than you currently have.  Therefore, we're opening the ReposiTrak Marketplace which will give our hubs, our wholesalers and retailers, the ability to find suppliers who are good citizens, and by definition this now creates an even better opportunity for people to participate.  Why?  One, we will reduce risk.  Two, we will decrease costs to the insurance program, and now with the addition of the Marketplace this next quarter, we anticipate the ability to help good citizens increase their revenue.  So the value proposition of ReposiTrak is getting stronger and stronger, and frankly, over the next several years we think that we'll see the economic reward from having done that.

Last quarter we also revamped our rate card to make ourselves even more attractive.  The net of it was that we brought our rates down for the very smallest suppliers.  Remember I mentioned that this trend toward localization is creating a plethora—oh, there's a good word—a plethora of smaller suppliers that are doing business with even smaller retailers, etc., and distributors regionally.  We wanted to make ourselves attractive to them.  On the other end, with larger suppliers we slightly increased our rates so that the net difference wasn't substantial.

We've also green-lighted several additional food safety development projects.  We're in this space now with both feet.  We see some other opportunities for taking care of our customers, improving their overall safety, and at the same time, as a result, benefitting our revenue and profitability stream.  I don't want to go too deeply into it now, but these new products will substantially enhance our current capabilities in food safety.  Interestingly, they're originating in part from associations that we're developing with other food safety partners.  Again, I don't want to—I know I'm being vague, I'm not going to talk a lot about that now, but over the course of the next 6 to 12 months I think you'll see some other interesting alliances that are part of this development effort.  We will be the food safety place.  We will be the place that people come to to do their food safety work.

My final comment on ReposiTrak, because I know we'll get asked, is we—as you know, we're piloting in pharma.  That continues to move along and I think by next quarter we'll have some updates as to whether or not that pilot will prove to be successful.  Obviously we're optimistic.

In addition, since you've probably read some headlines around issues in the food service, QSR restaurant business, it's safe to say that we're interested in that segment; we have a lot to offer.  So our first and initial step is to set up a board of advisors.  You'll see more about that shortly.  But we will be in that space.  We're committed to it.

So in sum, in terms of ReposiTrak, no pun intended here, but it's safe to say that we're just getting started.

Okay, now a little bit about convergence.  We are breaking our supply chain services into discreet pieces, or think of them as apps that can be self-implemented by our suppliers that are in ReposiTrak; sort of the way they sign up and self-implement their ReposiTrak systems.  Interestingly, as we bring these two businesses together, the underlying business strength is also allowing us to revise our pricing grid to converge how we charge today for those two different sets of applications.  This will continue to show up quarter-to-quarter as variability, but in the long run it's very important to bring these two businesses together, and we are on course.  In fact, we're certainly ahead of plan in doing it.

I think the summary of all this is that we're certainly on track for all the goals that we set for the year.  As you know, the way we view our role is we're supposed to as Management tell you what we expect from the business; what we're trying to do, how we're trying to steer the ship, if you will, and then it's our job to actually achieve that.  So what we see from where we are looking out is, once again, accelerating revenue, rapid growth of the connections in ReposiTrak, but very importantly for our customers, profitability.

Our balance sheet's in great shape.  It'll only continue to get better.  I think it's important that the past investments that we made in our technical infrastructure will continue to give us very impressive earnings leverage.  I think for those of you who have—who over the last several months have been reading the headlines of all the economic forecasters and newspapers, given the recent weakness and uncertainty in the stock market, the economy, it's certainly not easy to find a company like Park City Group whose success should more or less be independent of the following uncertainties: the price of oil, the Chinese economy, a strong dollar, Fed policy failures or an economic recession.  The truth is we're independent of all of that.  What will determine, however, our success in the long run certainly is our ability to execute on behalf of our customers.

So in short, we feel very, very good about our outlook.  We have to continue to keep foremost in our minds, and I do mean foremost, that the food industry as a whole is placing a great deal of trust in us—the operative word is trust—and we have to continue to deliver on that trust.  The better we do for our customers, the better we'll do for our Shareholders.

So having said all of that at warp seven, let's open it up to a few questions.

Operator:

If you would like to ask a question, please signal at this time by pressing star, one on your telephone keypad.  If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, that is star, one if you'd like to ask a question on the phone lines.  We'll pause for a moment to allow everyone an opportunity to signal.

We'll take our first question from Walter Schenker with MAZ Partners.

Walter Schenker:

Thank you.  Hi, Randy.

Randy Fields:

Hi there, Walter.

Walter Schenker:

In listening to the conference call, I assume I'm on the ReposiTrak conference call; that's the Company.  There seemed to be a shortage of information and basically dynamics of—I hate to call it legacy because it's a growth business–your traditional business that's not necessarily servicing the food business but the food retailing, drug retailing industries.  Can you give us a little more color on what's going on there and what's happening from a growth standpoint, and new verticals, and continued movement, if any, into your existing customer base?

Randy Fields:

Okay, good question.  I feel a little bit like, because I have five daughters and somebody asked me about one of them, I spend 10 minutes talking about the one and naturally it would be, why didn't I talk about the other four?  You're right.  Good criticism.  Well taken.

The core business is continuing to grow.  In fact, we are—we don't have them inked yet—not inked, but it's fair to say that two of our largest clients are looking at the possibility of very substantial increases in what we do for them.  So the core business is doing very well.  The reality, though, here that we all have to be aware of and maybe this is why psychologically I suppose I skipped over it, in spite of how the core business is going, the reality for the future is these two businesses are going to come together, and very shortly it'll be essentially impossible to account for them separately.  So the supply chain business is being folded into ReposiTrak.  I think certain characteristics of each of these businesses will survive; that's certainly true.  But they will be combined, Walter, and what that gives us is a more unified approach to our customer base, because if you think about it, our supply chain customers need compliance and food safety for the most part, and vice versa, our food safety customers certainly will need more of our supply chain capabilities.  So our customers are asking us to converge these two and we're working on it at a pretty rapid pace.  But both our doing very well, and you continue to see the case studies around the supply chain business that we publish typically every other week.  Those are industry directed.  We continue to get better and better at it.  So I have nothing but love for the core business, but the truth is within the next couple of years it will largely be folded into what we currently think of today as the ReposiTrak business.  They're going to converge.  But that—there's nothing bad in that; it's only goodness.

Walter Schenker:

Goodness is good.

Randy Fields:

Goodness is good.

Walter Schenker:

Having said all that, let me just, again, where are you in adding, as an example, you have one large drug chain and adding additional competitors there?  I mean it would seem as if that business—is it a bandwidth problem in Park City—literally in Park City, not, you know, at your corporate offices, or is that business which with the hubs and spokes and all the leverage just doesn't seem to be as dynamic as one might've expected at this point?  Not that...

Randy Fields:

No actually, it's not.  We just don't talk about it as much.  That's why I say it's—I'm not talking about one of my children and that's—it's not fair; it's not accurate.  We are still adding hubs, meaning new retailers, to the system.  We are growing the hubs that we have.  They're adding more suppliers and more categories, and I just didn't talk about it.  But there's a lot of vitality to it.  If I had not talked about ReposiTrak, everything I would've said about the core business and the excitement around it would've sounded like any other conference call.

Walter Schenker:

Okay.  Thank you, Randy.

Randy Fields:

Thanks, Walter.

Operator:

As a reminder, that is star, one to ask a question at this time; star, one.

We'll take our next question from Steve Bell, a Private Investor.

Steve Bell:

Congratulations, Randy and Todd.  I didn't expect that we were going to show a positive GAAP net income this quarter.  I thought—I was looking for that in third and fourth, so congratulations on that.

Randy Fields:

Thank you.

Steve Bell:

Now, Todd, just a quick question for you.  On our 21% revenue growth, I don't know if you can or will break it out, but how much of that was up-sell and how much of that was new customer?

Todd Mitchell:

I think it's fair to say that most of that was coming out of our existing customer base.  I mean if you look at it–ReposiTrak, the growth that's coming there is all incrementally new suppliers.  So that's all new, but that's still a relatively small portion of the overall revenue base.  In terms of the core business, how do you—it wasn't necessarily pricing, we were adding new suppliers to hubs.  As Randy said, we were adding new hubs.  But it was largely—so it's new customers but it's—and I guess that's the way to put it as opposed to up-sell of existing customers.  But sometimes it's adding a new supplier to an existing hub.

Randy Fields:

So if you look at it from a hub perspective, it's—growth is existing customers.  If you look at it from a supplier perspective, we're adding some suppliers.  But many of the existing suppliers are also adding their services.  So more than half of it, I'm just guessing here, Steve, is coming from existing customers, either hubs or spokes.

Steve Bell:

But it's new business from existing customers, not necessarily up-sell and going from DSD to VMI or SBT?

Randy Fields:

No, that's what—we would say we're saying the same thing, meaning we're finding increased adoption of our forecasting and ordering from Scan Based Trading and that sort of thing.  So, yes, they are buying new services from us.

Steve Bell:

Okay.  Randy, I don't know if you can talk more about the strategic partnership with Leavitt as to—I understand big picture how it is working, but let me ask you, how are we going to get our revenue from that?  Where is it going to come from?  Is it going to come from them bringing new customers to us?  Just describe that to me, if you would.

Randy Fields:

Well, it's likely not direct; it's indirect.  We believe, how's this for old-fashioned, if we can improve our value proposition to all of our customers, meaning the hubs and spokes, if we can reduce the cost structure of that group of entities, some benefit should inure to us.  It makes us stickier and better.  So in the long run it improves our reputation.  Now, it's also conceptually possible, which I alluded to, conceptually possible that some of the underwriters might want to do stuff with us directly.  This just gives us broader and broader exposure, and this is what we're trying to do.

Steve Bell:

But (inaudible) without putting words in your mouth, this is almost a proof of concept thing with Leavitt that can be taken much larger eventually?

Randy Fields:

Well, it's not going to be a proof of concept because they can take us anywhere.  So remember, they're a broker, so they can go to any underwriter.  What we're expecting is some of the underwriters as they look at this are going to go, wow, wow.  We...

Steve Bell:

I want to ask you a question then following up on that.  How many quarters before you think you'll know if this is—if they're taking us all the places we want to go?

Randy Fields:

We wouldn't have done it with them if we weren't—if we hadn't already had that exposure.

Steve Bell:

Okay.

Randy Fields:

Yes, we know they're talking to the right people.  What they do—in fact there's two different concepts that we're exposing all of our customers to.  One is, is your insurance appropriate?  It turns out when we work with a new hub, most commonly that hub will say, "Okay, here we go, food safety.  What do I need to know?"  We sort of go, "What do you need to know?"

So we've had to bring in legal experts in terms of how they manage their liability, and now our insurance experts for what kind of coverage they should have; what it ought to look like; what kind of coverage should their supply chain have to help them?  The theory being that we want to own top of mind position for food safety.  We're going to own it.  Over the next two or three years, you will see some things around food safety that when people think of food safety databases, food safety processes, ReposiTrak is going to be where they go.

So we're at the really earliest stages of this as we bring the supply chain on.  Our goal isn't simply to bring on tens of thousands of connections.  That's just the starting point.  The question is how do we monetize that from a Shareholder perspective?  How do we add value to people whose concern it is to deal with food safety issues?  We are headed toward being the one-stop shop for food safety kinds of information, processes, etc.  We're way early in this.

Steve Bell:

Okay.

Randy Fields:

Steve, I know you well enough to know that now you're going to go do some homework around it.

Steve Bell:

Well, it is the nature of my—who I am.  Now on the pharma pilot, we're going to get more information on that next quarter.  Can you just generally give us a sense of what categories this pilot has been operating on or what areas of the pharmacy chain this has been operating on, just generally?

Randy Fields:

Yes, we're obviously working—well, I shouldn't say obviously—we're working with a large manufacturer, certainly one of the largest in the world of course at the current rate of mergers, you know.

Steve Bell:

That could change and get even larger.

Randy Fields:

Right.  So it's certainly one of the largest pharma companies in the world.  We're doing a project that they need to do to more effectively communicate with their supply chain, and I think we'll know within four to five months are we mutually adding enough value to go to the next step.

Steve Bell:

Let me ask you a question you may not be able to answer, but would this large pharma pilot be extending all the way down to perhaps the drugstore chain that we work with?  Would that be reasonable (inaudible)?

Randy Fields:

No.

Steve Bell:

Okay.

Randy Fields:

The—and here's the reason.  The power in the supply chain in pharma is different than the way power works in the supply chain for food.

Steve Bell:

(Inaudible), doesn't it?

Randy Fields:

In food—yes, in food and food retailing, the wholesalers and retailers have most of the power.  Strangely enough, in pharma, the manufactures have most of the power, since if you're going to prescribe something that AbbVie makes, you better be able to do business with AbbVie.  So there's a difference in the power structure.  We're just not as comfortable there yet as we ought to be.  We're going to get deeper in it.  In the meantime, I think the foodservice business certainly is closer to something that we know and we're going to more aggressively pursue that as well.

So there's three big opportunities out there.  We're moving along obviously very rapidly in food.  I want to see foodservice coming along.  I want a foodservice customer before the end of our fiscal year, and—just as we have one pharma customer, and now I want to see if that pharma thing has legs.  We'll see.

Steve Bell:

Again, thank you very much for the call.  Great news on the GAAP positive earnings, and I'll talk to Todd offline about the rate card revamp and stuff like that.  So congratulations, guys.

Randy Fields:

Thank you.  Thank you, guys.

Operator:

As a reminder, that is star, one if you'd like to ask a question at this time; star, one.

As there are no additional questions in the queue at this time, I'll turn the call back to Randy Fields for any additional or closing remarks.

Randy Fields:

Well, there's not much to say in closing except that we're internally excited about the progress that we're making.  The GAAP profitability thing is important in the long run.  I think, as I say, so long as we continue to do well for our customers, they will do well for our Shareholders, and profitability in the next several years will be one of more interesting metrics for all of us to watch.  So, thank you all for your patience and we'll continue to do our very best for you.

Operator:

That does conclude today's conference.  Thank you for your participation.